EXHIBIT 5

[LETTERHEAD OF BÄR & KARRER]

Novartis International AG
WSJ 200.134
Lichtstrasse 35
4001 Basle

Geneva, 8 May 2001

Dear Sirs,

    We have acted as counsel to Novartis AG, a company organized under the laws of Switzerland ("Novartis"), in connection with the Registration Statement on Form F-3 referenced above (the "Registration Statement") filed by Novartis with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to 10,000,000 ordinary shares of Novartis, nominal value CHF 0.5 per share (the "Ordinary Shares"), to be sold in the form of American Depositary Shares ("ADS"), each ADS representing the right to receive one (1) Ordinary Share.

    The number of Ordinary Shares included in the Registration Statement include:

  (1)
  Ordinary Shares which underlie ADSs that are purchased in the open market or in privately negotiated transactions in the manner described in the Registration Statement; and

  (2)
  treasury or newly issued Ordinary Shares of Novartis, to be deposited with the Depositary pursuant to the Deposit Agreement among Novartis, the Depositary and holders and beneficial owners of ADSs issued thereunder, dated as of May 7, 2001 (a copy of which is filed as an exhibit to Novartis' registration statement on Form F-6, Registration No. 333-13446 (the "Deposit Agreement")), and to be represented by newly issued ADSs.

    We are of the opinion that, upon issuance, delivery and full payment therefor, in the manner described in the Registration Statement and in accordance with terms of the Deposit Agreement, the Ordinary Shares included in the Registration Statement will be duly authorized, validly issued and outstanding, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption "Miscellaneous—Validity of Ordinary Shares" in the prospectus forming a part of the Registration Statement.

Yours sincerely,

/s/ Christophe Buchwalder
Christophe Buchwalder